Exhibit 99.2

FOR IMMEDIATE RELEASE                                        SEPTEMBER 22, 1999

                HEILIG-MEYERS COMPANY REPORTS 2ND QUARTER RESULTS

         Richmond, VA: Heilig-Meyers Company (NYSE:HMY) today reported results for the second quarter ended August 31, 1999. Revenues in those divisions which were under the Company's ownership for the full quarter increased 2.1% to $489.3 million, compared to $487.9 million for the quarter ended August 31, 1998. As a result of the sales of the Company's Rhodes and Mattress Discounters divisions, total revenues declined to $573.0 million versus reported revenues of $675.0 million in the prior year quarter, which included a full three months activity for these divisions.

         During the quarter, the Company completed the sale of its Mattress Discounters division which resulted in a pre-tax gain of $135.2 million ($56.2 million net of tax). This gain was offset by $94.7 million in pre-tax charges ($62.9 million net of tax) associated with the write down of assets held for sale which include stores in the Chicago and Milwaukee markets as well as certain other non-core operations. Management noted that the Company's tax basis in the Mattress Discounters division was minimal and as a result the effective tax rate related to the sale of this division was significantly higher than the Company's normalized rate. Net earnings from operations for the quarter ended August 31, 1999, were $2.2 million or $0.04 per share compared to $8.8 million or $0.15 per share in the prior year quarter. Including the net gain relating to divestiture activity, the Company reported net income of $2.8 million or $0.05 per share for the three-month period ended August 31, 1999.

         For the six-month period ended August 31, 1999, revenues in those divisions which were under the Company's ownership for the full six-months increased 1.4% to $994.2 million, compared to $980.0 million for the six months ended August 31, 1998. As a result of the sales of the Company's Rhodes and Mattress Discounters divisions, the total revenues for the six month period declined to $1.26 billion from $1.34 billion for the same period in the prior year. Net earnings from operations for the six-month period ended August 31, 1999, were $11.2 million, or $0.19 per share, compared to $19.0 million, or $0.32 per share, in the prior year comparative period. For the six-month period ended August 31, 1999, the Company has incurred pre-tax costs of $63.1 million ($78.9 million net of tax) associated with divestiture activities. Including these costs, the Company reported a net loss of $67.7 million or $1.13 per share for the first six months of the current fiscal year.

         William C. DeRusha, Chairman and Chief Executive Officer, reiterated the Company's commitment to aggressively pursuing those strategies which improve operating performance, financial flexibility and accordingly shareholder value. The sale of the Mattress Discounters and Rhodes divisions resulted in net cash proceeds of $250 million that were used to lower debt obligations by approximately 30%.

         Donald S. Shaffer, President and Chief Operating Officer, commented that the Company's divestiture plan for non-core and underperforming assets would allow management to redirect resources to assist in improving the overall performance of the core Heilig-Meyers and RoomStore operations. He added that the Company had reorganized its senior management team along functional operating areas versus divisional lines as well as added senior level expertise in the credit and logistics areas. Mr. Shaffer noted that key strategic operating initiatives, in particular in the credit and merchandising areas, were under final review and that management expected to begin the implementation of the initial phases of these plans in the third and fourth quarters of the current fiscal year.

         The Company also announced today that on September 22, 1999, its Board of Directors declared a quarterly dividend of $0.02 per share. This dividend is payable to shareholders of record as of November 3, 1999, on November 20, 1999. Mr. DeRusha noted that the Board of Directors had voted to lower the quarterly dividend to $0.02 per share to adjust the pay-out ratio to approximately 20% of annualized earnings. He added that the Board would consider dividend increases to the extent the operating initiatives currently under way result in improved levels of performance.

         Heilig-Meyers Company is the Nation's largest retailer of home furnishings and related items. As of August 31, 1999, the Company operated 923 stores: 816 as Heilig-Meyers, 74 as The RoomStore and 33 in Puerto Rico as Berrios. Visit the Company's retail web sites at www.heiligmeyers.com and www.roomstore.com. For the latest corporate news visit www.hmyco.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward looking statement made above and identified by the words "would consider," reflects the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the Company's ability to extend credit to its customers, the costs and effectiveness of promotional activities and format realignments as well as the Company's access to, and cost of, capital. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of forward-looking statements.

                              HEILIG-MEYERS COMPANY
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                 AUGUST 31,      FEBRUARY 28,
                                                   1999              1999
                                               ------------    --------------

ASSETS

Current assets:
        Cash                                   $    4,906         $   67,254
        Accounts receivable, net                  148,654            254,282
        Retained interest in securitized
              receivables                         191,999            190,970
        Inventories                               366,135            493,463
        Other current assets                      103,050            124,305
        Net assets held for sale                  161,519                  -
                                               -----------        -----------
             Total current assets                 976,263          1,130,274
                                               -----------        -----------

Property and equipment, net                       293,138            400,686
Other assets                                      133,786             72,632
Excess costs over net assets acquired, net        145,014            344,160
                                               -----------        -----------

                                               $1,548,201         $1,947,752
                                               ===========        ===========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable                          $   89,707         $  210,000
        Long-term debt due within one year         37,540            167,486
        Accounts payable                          138,147            193,799
        Accrued expenses                          160,417            178,656
                                               -----------        -----------
             Total current liabilities            425,811            749,941
                                               -----------        -----------

Long-term debt                                    536,481            547,344
Deferred income taxes                              56,194             45,365
Total stockholders' equity                        529,715            605,102
                                               -----------        -----------

                                               $1,548,201         $1,947,752
                                               ===========        ===========

                              HEILIG-MEYERS COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA )

                                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                   AUGUST 31,                  AUGUST 31,
                                                           -------------------------    -------------------------
                                                             1999          1998           1999            1998
                                                             ----          ----           ----            ----
Revenues:
        Sales                                              $507,640      $596,360      $1,126,133      $1,190,155
        Other income                                         65,308        78,647         136,020         153,791
                                                           --------      --------      ----------      ----------
             Total revenues                                 572,948       675,007       1,262,153       1,343,946
                                                           --------      --------      ----------      ----------

Costs and expenses:
        Costs of sales                                      334,868       405,831         735,097         799,263
        Selling, general and administrative                 192,885       213,935         424,205         431,231
        Interest                                             18,557        18,986          38,292          38,126
        Provision for doubtful accounts                      23,279        22,494          47,151          45,693
                                                           --------       -------      ----------      ----------
             Total costs and expenses                       569,589       661,246       1,244,745       1,314,313
                                                           --------      --------      ----------      ----------

Gain (loss) on sale of and write-down
     of assets held for sale                                 50,554            -          (63,136)              -


Earnings (loss) before provision for income taxes            53,913        13,761         (45,728)         29,633

Provision for income taxes                                   51,071         5,003          21,970          10,681
                                                           --------      --------      ----------      ----------

Net earnings (loss)                                        $  2,842      $  8,758      $  (67,698)     $   18,952
                                                           ========      ========      ==========      ==========

Net earnings (loss) per share of common stock:
        Basic                                              $   0.05      $   0.15      $    (1.13)     $     0.32
                                                           ========      ========      ==========      ==========
        Diluted                                            $   0.05      $   0.15      $    (1.13)     $     0.32
                                                           ========      ========      ==========      ==========


Weighted average shares:
        Basic                                                59,870        59,077          59,866          58,945
                                                           ========      ========      ==========      ==========
        Diluted                                              60,963        59,571          59,866          59,621
                                                           ========      ========      ==========      ==========


Cash dividends per share of common stock                   $   0.07      $   0.07      $     0.14      $     0.14
                                                           ========      ========      ==========      ==========